Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Rezolve AI plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	16,775,137(2)	$2.415(3)	$40,511,955.86(3)	0.00013810	$5,594.71

Total Offering Amounts					$40,511,955.86		$5,594.71

Total Fee Offsets							—

Net Fee Due							$5,594.71

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of ordinary shares, nominal value of £0.0001 per share of the Registrant that become issuable under the Rezolve AI Limited Long Term Incentive Plan (as amended, the “LTIP”) by reason of any share splits, share dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

Represents 16,775,137 ordinary shares added to the shares authorized for issuance under the LTIP as of December 19, 2025 (or such date in the relevant calendar year that the board of directors may determine) pursuant to an “evergreen” provision contained in Section 2.2 of the LTIP. Pursuant to such provision, on such date in the relevant calendar year that the board of directors may determine, the number of shares authorized for issuance under the LTIP is increased by a number equal to five percent of the outstanding shares of the Registrant’s Ordinary Shares as of such date, or any lesser number of shares of the Registrant’s Ordinary Shares determined by the board of directors of the Registrant.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of the ordinary shares on the Nasdaq Stock Market LLC on December 18, 2025.